Exhibit 15.2

nathan.powell@ogier.com / rachel.huang@ogier.com 502232.00005
ZEEKR Intelligent Technology Holding Limited the office of Ogier Global (Cayman) Limited 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D +852 3656 6054 / +852 3656 6073 E nathan.powell@ogier.com / rachel.huang@ogier.com Reference: NMP/RYH/502232.00005

20 March 2025

Dear Sirs

ZEEKR Intelligent Technology Holding Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s annual report on Form 20-F for the financial year ended 31 December 2024, including all amendments and supplements thereto (the Annual Report), as filed with the U.S. Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended to date (the Act).

We hereby consent to the references to our firm’s name under the heading “Item 10.E. Taxation” in the Annual Report. We also consent to the filing of this consent letter with the Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This consent letter is addressed to you. This consent letter is limited to the matters detailed herein and is not to be read as an opinion or consent with respect to any other matter.

Yours faithfully

/s/ Ogier

Ogier

		‡ ‡ ‡ ‡	not ordinarily resident in Hong Kong
Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li** Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

HKGLAW-7912984.2